Exhibit 99.1

CONTACTS:

Solexa, Inc.
John West, CEO
510/670-9300
John.West@solexa.com

Press Contact:	Investor Contacts:
Northbank Communications	Lippert/Heilshorn & Associates
Sue Charles, CEO	Jody Cain (jcain@lhai.com)
+44 (0)20 7886 8152	Bruce Voss (bvoss@lhai.com)
s.charles@northbankcommunications.com	310/691-7100

SOLEXA ANNOUNCES STRATEGIC RESTRUCTURING AND
UPDATES ON COMMERCIAL PROGRESS

COMMERCIAL LAUNCH OF SBS-CLUSTER TECHNOLOGY ON SCHEDULE FOR LATE 2005

HAYWARD, Calif. (May 19, 2005) - Solexa, Inc. (Nasdaq: SLXA) today announced a strategic restructuring in its operations to reflect the Company’s transition from Lynx Therapeutics, Inc.’s MPSS™ technology to the development and near-term commercial launch of Solexa’s next-generation SBS-Cluster genetic analysis instrument system. The Company’s Sequencing-by-Synthesis (SBS) and Cluster molecular array technology, which the Company expects will dramatically lower the cost of whole human genome DNA sequencing and gene expression analysis, continues on track for a late 2005 commercial introduction.

The Company reported that its restructuring included a reduction in its workforce of approximately 17 percent, bringing total company headcount to approximately 116. The reduction, which included positions in most functions of the Company’s business, did not include any members of senior management. The Company expects to record a non-recurring charge related to restructuring activities of approximately $350,000 during the quarter that ends June 30, 2005.

The Company reported that the greatest impact of the reduction occurred in its genomics services business as a result of changes in product mix and operating improvements, both of which relate to the current MPSS™ technology. The genomics services business is expected to remain a strategic part of the company, and Solexa anticipates obtaining its initial SBS-Cluster revenues from this business. The Company further anticipates that, over time, the bulk of its revenues will come from sales of SBS-Cluster instruments and consumables. In March 2005, Solexa announced the completion of a business combination between Solexa Limited and Lynx.

“Restructuring was a difficult but important step in our strategic transition,” said John West, Solexa’s CEO. “I greatly appreciate the many contributions from all Solexa employees and offer them my sincere thanks.”

Anticipated 2005 SBS-Cluster System Launch
Solexa expects to begin placing SBS-Cluster instruments in its genomics services facility by the end of this year and to begin commercial sale of instruments in 2006. Since completion of the business combination transaction in March, the Company has continued to provide DNA sequencing - based gene expression services via the Lynx bead-based MPSS™ technology platform, while developing and preparing to commercialize its fully automated SBS-Cluster instrument system.

Mr. West commented, “I am exceptionally pleased with recent progress, including our financing announced last month, which we believe ensures the availability of sufficient financial resources to bring Solexa’s next-generation sequencing system to market. Our current focus is on building a strong infrastructure, with key hires expected in marketing, manufacturing, sales and applications development.

“We believe that our SBS-Cluster genetic analysis instrument systems will meet the needs of life science industry and research community customers. I speak for my team when I say that we are excited about anticipated developments in the second half of this year as we approach our commercial launch,” added Mr. West.

Additional Company Updates
On March 31, 2005, the Company filed with the Securities and Exchange Commission (SEC) its Annual Report on Form 10-K for the year ended December 31, 2004, which reflected the operations of the Company prior to the business combination.

“As announced earlier this week, we were required by Nasdaq to report on an historical financing issue,” explained Mr. West. “This 10-K filing included an explanatory paragraph from our registered independent public accounting firm that stated that we would need to raise funds to continue our business activities through at least December 31, 2005. Although the 10-K addressed only Lynx’s business, Solexa Limited, as a privately held venture backed company at the end of 2004, also faced the need for additional funding in 2005. We were well aware of this situation prior to the business combination initiated in August, and have subsequently entered into a definitive agreement for a $32.5 million private sale of common stock and warrants for the purchase of common stock. We believe that this financing is an important step for the combined company and ensures the availability of adequate funds to support the commercial launch of our SBS-Cluster instrument system.”

About Solexa
Solexa, Inc. is developing and preparing to commercialize a new platform for genetic analysis, based on Sequencing-by-Synthesis (SBS) and Cluster molecular arrays. This one platform is expected to support many types of genetic analysis, including DNA sequencing, gene expression, genotyping and micro-RNA analysis. This technology has the potential to generate more than one billion bases of DNA sequence from a single experiment with a single sample preparation. Solexa’s long-term goal is to reduce the cost of human re-sequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics. The company anticipates an initial product launch of its SBS-Cluster genetic analysis instrument system by the end of 2005. For further information, please visit www.solexa.com.

This press release contains “forward-looking” statements, including statements related to the current views of Solexa management as to future products, product development including the commercial introduction of the Company’s SBS and Cluster molecular array technology, the expansion and success of Solexa’s commercial application of its genomics technologies, the availability of adequate funding for Solexa and the future financial performance of Solexa. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There can be no assurance that such expectations of any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. There are a number of important factors that could cause the results of Solexa to differ materially from those indicated by these forward-looking statements including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004. Solexa does not undertake any obligation to update forward-looking statements.

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